SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549
                                    FORM 8-K

             Current Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                        Date of Report: August 28, 2001

                         WHY USA FINANCIAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)

          Nevada                  0-30601                      87-0390603
(State of incorporation)   (Commission File No.)        (IRS Employer ID Number)

                            8301 Creekside, Unit 101
                              Bloomington MN 55437
              (Address of principal executive officers) (ZIP Code)

                                 (952) 841-7062
                        (Registrants' Telephone Number)

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ITEM 2. OTHER EVENTS (Pending Acquisition)

       On August 14, 2001, Registrant entered into a definitive business combination agreement to acquire through a merger a South Dakota corporation known as Innovative Financial Systems, Inc. ("IFS-SD"). IFS-SD is headquartered in Vermilion, South Dakota, and is in the business of providing financial services to a multiple-client base, including check verification, check cashing, collection and ATM cash services. IFS-SD provides its financial services primarily in several states of the upper Midwest. This acquisition involves a stock exchange whereby the Registrant will issue 2,000,000 shares of its common stock to the two shareholders of IFS-SD, John Beardmore and Mick Odens, in exchange for all outstanding shares of IFS-SD. The agreement also contains a contingent earnout provision for the IFS-SD shareholders to be issued additional shares based on future income over an 18-month period equal to 2,084 shares for each $1,000 of IFS-SD income. The Closing Date of this acquisition is contemplated to be on or before October 1, 2001 providing the conditions of the acquisition are satisfied by then.

       Assets to be acquired by Registrant include various financial services equipment, particularly ATM cash machines, considerable vault cash used for financial services provided by IFS-SD, and office equipment and lease at the IFS-SD headquarters, as well as substantial goodwill developed through the established and ongoing business of IFS-SD. Registrant will utilize this acquisition by continuing the business of IFS-SD as currently conducted and also by providing additional resources to expand the financial services of IFS-SD to attain future growth.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1834, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                        WHY USA Financial Group, Inc. (Registrant)

                        By /s/ Leslie M. Pearson
                           ---------------------------------------
                        Leslie M. Pearson, Chief Financial Officer